As filed with the Securities and Exchange Commission on March 25, 2010

Registration No. 333-121298

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QUADRAMED CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	7371	52-1992861
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

12110 Sunset Hills Road

Reston, Virginia 20190

(703) 709-2300

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Chris Adams

Secretary

QuadraMed Corporation

12110 Sunset Hills Road

Reston, Virginia 20190

(703) 709-2300

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

Copy to:

Michael J. Kennedy

Michael S. Dorf

Shearman & Sterling LLP

525 Market Street

San Francisco, CA 94105

(415) 616-1100

Approximate date of commencement of proposed sale to the public Not Applicable

If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.  ☐

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller Reporting Company	☐

TERMINATION OF REGISTRATION

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-3, File No. 333-121298 (the “Registration Statement”), of QuadraMed Corporation (the “Registrant”), which was originally filed with the Securities and Exchange Commission (the “SEC”) on December 15, 2004, as subsequently amended and declared effective by the SEC on December 1, 2006, and which registered 3,920,000 shares of QuadraMed Corporation’s Series A Cumulative Mandatory Convertible Preferred Stock, par value $0.01 (the “Series A Preferred Stock”), and the 31,612,903 shares of QuadraMed Corporation’s common stock, par value $0.01, issuable upon the conversion of the Series A Preferred Stock, of the Registrant. Subsequent to this registration, on June 13, 2008, the Registrant announced the effectiveness of the reverse split of its common stock in the ratio of one-for-five.

On March 18, 2010, pursuant to an Agreement and Plan of Merger, dated as of December 7, 2009, by and among the Company, Bavaria Holdings Inc., a Delaware corporation (“BH”), and Bavaria Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of BH (“Merger Sub”), Merger Sub merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the “Merger”).

In connection with the Merger, the offering pursuant to the Registration Statement has been terminated. In accordance with undertaking made by the Registrant in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities registered pursuant to the Registration Statement that remain unsold at the termination of the offering, the Registrant hereby removes from registration all shares of Common Stock registered under the Registration Statement but not sold under the Registration Statement as of the filing date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the County of Fairfax, Commonwealth of Virginia, on March 25, 2010.

QUADRAMED CORPORATION

By:	/s/ DUNCAN W. JAMES
Duncan W. James Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ DUNCAN W. JAMES Duncan W. James	Chief Executive Officer (Principal Executive Officer)	March 25, 2010

/s/ DAVID L. PIAZZA David L. Piazza	Executive Vice President, Chief Financial Officer (Principal Financial and Accounting Officer) and Chief Operating Officer	March 25, 2010

/s/ EZRA PERLMAN Ezra Perlman	Director	March 25, 2010

/s/ CHRIS ADAMS Chris Adams	Director	March 25, 2010